FOR IMMEDIATE RELEASE

     New York, New York/Idaho Springs, Colorado - JANUARY 24, 2000 - WCM CAPITAL, INC. (NASDAQ symbol WCMC) announced today that the Board of Directors of the Company and William C. Martucci, President of U.S. Mining, Inc. (USM) a New Jersey corporation, having entered into a Letter of Intent, formalized that letter by signing a Stock Purchase Agreement on January 18, 2000. The Stock Purchase Agreement will allow the Company to acquire 100% of USM stock for 85% of the Company's outstanding common stock. The Company will put the Stock Purchase Agreement before the shareholders at a Special Shareholders meeting scheduled for late February 2000.

Robert J. Waligunda, president of USM, stated, "I believe that this agreement is necessary for future viability of the Company and should be approved by the stockholders."

CONTACT:  Robert Waligunda, Pres.  (212) - 344-2828




Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested due to certain risks and uncertainties including, without limitation, risks associated with mining and milling operations, the availability of debt and equity capital on a reasonable terms and the effects of government regulations and operations risks. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission
(SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company. The forward-looking statements contained herein represent the Company's judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.



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